NEWS RELEASE
Molson Coors Beverage Company Reports 2024 Fourth Quarter and Full Year Results
Achieved or Exceeded All Full Year Guidance Metrics
Fourth Quarter Net Sales Declined 2.0% Resulting in 0.6% Decline for Full Year, Achieving Revised Full Year Guidance
Full Year Income before Income Taxes Improved 20.0%; Full Year Underlying Income before Income Taxes Increased 5.6% on a Constant Currency Basis, Achieving Full Year Guidance
Full Year EPS Grew 22.4% to $5.35; Full Year Underlying EPS Grew 9.8% to $5.96 Exceeding Full Year Guidance
Fiscal 2025 Guidance Aligned with Long-Term Growth Algorithm for both Top-Line and Bottom-Line
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Golden, Colorado and Montréal, Québec – February 13, 2025 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2024 fourth quarter and full year.
2024 FOURTH QUARTER FINANCIAL HIGHLIGHTS1
•Net sales decreased 2.0% reported and 1.9% in constant currency.
•U.S. GAAP income before income taxes increased 109.2% to $346.3 million.
•Underlying (Non-GAAP) income before income taxes decreased 0.9% in constant currency to $341.0 million.
2024 FULL YEAR FINANCIAL HIGHLIGHTS1
•Net sales decreased 0.6%.
•U.S. GAAP income before income taxes improved 20.0% to $1,503.0 million.
•Underlying (Non-GAAP) income before income taxes increased 5.6% in constant currency to $1,610.5 million.
•U.S. GAAP net income attributable to MCBC of $1,122.4 million, $5.35 per share on a diluted basis. Underlying (Non-GAAP) diluted EPS of $5.96 per share increased 9.8%.
•Net cash provided by operating activities of $1,910.3 million and Underlying (Non-GAAP) Free Cash Flow of $1,240.6 million.
•Cash paid for share repurchases of $643.4 million compared to $205.8 million in the prior year.
1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

CEO AND CFO PERSPECTIVES
2024 marks our third consecutive year of bottom-line growth for Molson Coors while we continued to advance our strategic priorities, delivered strong cash generation and returned over $1 billion in cash to shareholders.
Our EMEA&APAC segment performed strongly as did Canada within our Americas segment, while the U.S. was challenged given the macroeconomic environment along with the wind down of a contract brewing agreement that contributed a negative 3% impact on Americas financial volume for the year.
We continued to support the health of our key brands globally. Collectively, our core power brands in the U.S. retained a substantial portion of the step change in share gains achieved in 2023. According to Circana, in the fourth quarter, Coors Light, Miller Lite and Coors Banquet retained over 80% of their combined volume share gains of industry versus a year ago which is an improvement over the second and third quarters. These brands were up 1.7 share points compared to the fourth quarter of 2022.
In Canada, Coors Light remained the number one light beer in the industry and again grew share of segment in the fourth quarter of 2024 amid a challenging industry backdrop.
In EMEA&APAC, Ožjusko, the market leader in Croatia, along with the successful launch of legacy brand Caraiman in Romania helped to offset some impact of the increasingly competitive environment for Carling in the U.K.
We continued to premiumize our portfolio in EMEA&APAC with the continued growth behind Madrí in the U.K. In the Americas, Canada also continued to premiumize led by Miller Lite, while in the U.S. we implemented targeted ongoing efforts around the Blue Moon family and other above premium products to curtail the losses and change the trajectory to growth.
With strong cash flow, we continued to prudently deploy our capital in ways that we believe support the achievement of our long-term growth algorithm in 2025 and beyond.

Gavin Hattersley, President and Chief Executive Officer Statement:

“2024 was another year of progress for Molson Coors. We continued to advance our strategy and achieved another year of bottom-line growth. Amid a challenging macroeconomic environment, we continued to support the health of our brands globally and premiumize our business in several markets while developing plans for premiumization in the U.S. in 2025. We enter this year confident, issuing 2025 guidance that both reflects our confidence in our business and that aligns with our long-term growth algorithm."

Tracey Joubert, Chief Financial Officer Statement:

“We continued to enhance our profitability and financial flexibility in 2024. We ended the year with a net debt to underlying EBITDA ratio of 2.09 times, in alignment with our long-term target of under 2.5 times. This, along with our strong cash generation, enabled us to invest in the business in ways we believe drive sustainable, profitable growth while returning cash to shareholders through a growing dividend and share repurchases."

CONSOLIDATED PERFORMANCE - FOURTH QUARTER AND FULL YEAR 2024

	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2024	December 31, 2023	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,735.6	$2,790.8	(2.0)%	$(3.2)	(1.9)%
U.S. GAAP income (loss) before income taxes	$346.3	$165.5	109.2%	$(1.9)	110.4%
Underlying income (loss) before income taxes(1)	$341.0	$345.8	(1.4)%	$(1.6)	(0.9)%
U.S. GAAP net income (loss)(2)	$287.8	$103.3	178.6%
Per diluted share	$1.39	$0.48	189.6%
Underlying net income (loss)(1)	$268.6	$257.4	4.4%
Per diluted share	$1.30	$1.19	9.2%
Financial volume(3)	18.585	19.849	(6.4)%
Brand volume(3)	18.870	19.532	(3.4)%

	For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2024	December 31, 2023	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$11,627.0	$11,702.1	(0.6)%	$(1.6)	(0.6)%
U.S. GAAP income (loss) before income taxes	$1,503.0	$1,252.5	20.0%	$(7.0)	20.6%
Underlying income (loss) before income taxes(1)	$1,610.5	$1,531.2	5.2%	$(6.8)	5.6%
U.S. GAAP net income (loss)(2)(4)	$1,122.4	$948.9	18.3%
Per diluted share	$5.35	$4.37	22.4%
Underlying net income (loss)(1)	$1,250.0	$1,179.4	6.0%
Per diluted share	$5.96	$5.43	9.8%
Financial volume(3)	79.618	83.772	(5.0)%
Brand volume(3)	78.816	80.857	(2.5)%
(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)See Worldwide and Segmented Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume.
(4)During the third quarter of 2024, we identified certain errors in the historical accounting for noncontrolling interest ("NCI") with redemption features outside of our control under the terms of our Cobra Beer Partnership, Ltd. ("Cobra U.K." or "CBPL") partnership agreement and within certain other immaterial investments. Since the inception of these partnerships dating back to as early as 2002, we had historically accounted for the NCI within permanent equity with no adjustments to redemption value. Rather, our partners' shares should have been presented as redeemable NCI through the date of exercise of the redemption feature, with adjustments to the redemption value being recorded each reporting period as necessary. Furthermore, in March 2024, our CBPL partner exercised its put option requiring us to acquire their 49.9% ownership interest. Since the exercise was irrevocable, the NCI became mandatorily redeemable at that time and should have been reclassified to accounts payable and other current liabilities. These errors resulted in a reclassification of $65 million from noncontrolling interests, of which $49 million was reclassified to accounts payable and other current liabilities for CBPL and $16 million was reclassified to redeemable noncontrolling interests for the other immaterial investments in our consolidated balance sheets. In addition, the errors resulted in a cumulative understatement of $34.5 million to net income attributable to NCI and a corresponding cumulative overstatement to net income attributable to MCBC in our consolidated statements of operations. The errors were corrected through an out of period adjustment as of and for the three months ended September 30, 2024. Management assessed the impact of the errors and deemed them to not be material to any prior periods or 2024 results. In October 2024, we obtained the final redemption value and as a result, during the third quarter of 2024, we recorded an adjustment of $45.8 million to increase the mandatorily redeemable NCI liability, with the adjustment recorded to interest expense.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FOURTH QUARTER 2023 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended December 31, 2024, compared to December 31, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(6.4)%
Price and sales mix	4.5%
Currency	(0.1)%
Total consolidated net sales	(2.0)%

Net sales decreased 2.0%, driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 1.9% in constant currency.
Financial volumes decreased 6.4%, primarily due to lower shipments in both segments including lower contract brewing volumes in the Americas. Brand volumes decreased 3.4%, including a 6.9% decrease in EMEA&APAC as well as a 2.2% decrease in the Americas.
Price and sales mix favorably impacted net sales by 4.5%, primarily due to favorable sales mix for both segments, including as a result of lower contract brewing volumes in the U.S. as well as increased net pricing.
•Cost of goods sold ("COGS"): decreased 3.4% on a reported basis, primarily due to lower financial volumes, partially offset by higher cost of goods sold per hectoliter. Cost of goods sold per hectoliter: increased 3.2% on a reported basis, primarily due to cost inflation related to materials and manufacturing expenses, unfavorable mix in both segments and volume deleverage in the Americas segment, partially offset by favorable changes in our unrealized mark-to-market commodity derivative positions of $23.3 million and cost saving initiatives. Underlying (Non-GAAP) COGS per hectoliter: increased 5.1% in constant currency primarily due to cost inflation related to materials and manufacturing expenses, unfavorable mix in both segments and volume deleverage in the Americas segment, partially offset by cost saving initiatives.
•Marketing, general & administrative ("MG&A"): decreased 4.9% on a reported basis, primarily due to lower marketing resulting from the cycling of higher investment levels in the prior year, lower incentive compensation expense and the favorable impact of foreign currency movements. Underlying (Non-GAAP) MG&A: decreased 4.4% in constant currency.
•Other operating income (expense), net: Other operating expense, net improved 96.0% on a reported basis, primarily due to the cycling of a $160.7 million partial impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands recorded in the prior year as well as the recording of a $77.9 million gain recognized upon the consolidation of ZOA in the fourth quarter of 2024, partially offset by costs incurred related to the exit of certain U.S. craft businesses and related restructuring costs including accelerated depreciation charges in excess of normal depreciation of $83.7 million.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes increased 109.2% on a reported basis, primarily due to lower other operating expense, net, favorable sales mix, increased net pricing, lower MG&A expense and favorable changes in our unrealized mark-to-market commodity derivative positions of $23.3 million, partially offset by lower financial volumes and cost inflation related to materials and manufacturing expenses.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes declined 0.9% in constant currency, primarily due to lower financial volumes and cost inflation related to materials and manufacturing expenses, partially offset by favorable sales mix, increased net pricing and lower MG&A expense.
•Net income (loss) attributable to MCBC per diluted share: Net income attributable to MCBC per diluted share improved 189.6% primarily due to an increase in U.S. GAAP income before income taxes, a decrease in the effective tax rate and a decrease in the weighted average diluted shares outstanding driven by share repurchases.

•Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share improved 9.2% primarily due to a decrease in the underlying effective tax rate and a decrease in the weighted average diluted shares outstanding driven by share repurchases, partially offset by a decrease in underlying income before income taxes.
QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FOURTH QUARTER 2023 RESULTS)
Americas Segment Overview
The following table highlights the Americas segment results for the three months and year ended December 31, 2024 compared to December 31, 2023.

	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2024	December 31, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,173.9	$2,231.1	(2.6)%	$(8.4)	(2.2)%
Income (loss) before income taxes(1)	$361.8	$362.5	(0.2)%	$(3.1)	0.7%
Underlying income (loss) before income taxes (1)(2)	$362.0	$363.0	(0.3)%	$(2.7)	0.5%

	For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2024	December 31, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$9,240.2	$9,425.2	(2.0)%	$(21.9)	(1.7)%
Income (loss) before income taxes(1)	$1,523.3	$1,566.7	(2.8)%	$(7.0)	(2.3)%
Underlying income (loss) before income taxes (1)(2)	$1,590.3	$1,578.6	0.7%	$(6.6)	1.2%
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)    Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)    Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Americas Segment Highlights (Versus Fourth Quarter 2023 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended December 31, 2024 compared to December 31, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(5.9)%
Price and sales mix	3.7%
Currency	(0.4)%
Total Americas net sales	(2.6)%

Net sales decreased 2.6%, driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 2.2% in constant currency.
Financial volumes decreased 5.9%, primarily due to lower contract brewing volumes in the U.S. related to the wind down of a contract brewing arrangement which terminated at the end of 2024 and contributed to over 50% of the reduction as well as lower U.S. brand volumes. Americas brand volumes decreased 2.2%, including a 3.0% decrease in U.S. brand volumes driven by lower above premium volumes and the cycling of double-digit growth in our core power brands in the prior year, partially offset by one additional trading day in the current quarter. Canada brand volumes increased 2.6% driven by our above premium portfolio.

Price and sales mix favorably impacted net sales by 3.7%, primarily due to favorable sales mix as a result of lower contract brewing volumes and increased net pricing.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 0.2% on a reported basis, primarily due to higher other operating expense, net, lower financial volumes, cost inflation related to materials and manufacturing expenses, partially offset by favorable sales mix, increased net pricing, lower MG&A expense and cost saving initiatives. Higher other operating expense, net was a result of the wind down and sale of certain U.S. craft businesses and related restructuring costs, including accelerated depreciation charges in excess of normal depreciation of $83.7 million, partially offset by a $77.9 million gain recognized upon the consolidation of ZOA in the fourth quarter of 2024. Lower MG&A expense was driven by cycling higher marketing investment in the prior year.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes improved 0.5% in constant currency, primarily due to favorable sales mix, increased net pricing, lower MG&A expense and cost savings initiatives, partially offset by lower financial volumes and cost inflation related to materials and manufacturing expenses.
EMEA&APAC Segment Overview
The following table highlights the EMEA&APAC segment results for the three months and year ended December 31, 2024 compared to December 31, 2023.

	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2024	December 31, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net Sales(1)	$568.7	$566.6	0.4%	$5.2	(0.5)%
Income (loss) before income taxes(1)	$23.5	$(147.4)	N/M	$0.5	N/M
Underlying income (loss) before income taxes (1)(2)	$24.2	$15.3	58.2%	$0.5	54.9%

	For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2024	December 31, 2023	Reported % Change	FX Impact	Constant Currency % Change (2)
Net Sales(1)	$2,411.1	$2,296.1	5.0%	$20.3	4.1%
Income (loss) before income taxes(1)	$145.3	$(41.1)	N/M	$(2.3)	N/M
Underlying income (loss) before income taxes (1)(2)	$185.9	$126.8	46.6%	$(2.1)	48.3%
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)    Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)    Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
EMEA&APAC Segment Highlights (Versus Fourth Quarter 2023 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended December 31, 2024 compared to December 31, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(7.8)%
Price and sales mix	7.3%
Currency	0.9%
Total EMEA&APAC net sales	0.4%

Net sales increased 0.4% driven by favorable price and sales mix as well as favorable foreign currency impacts, partially offset by lower financial volumes. Net sales decreased 0.5% in constant currency.
Financial volumes decreased 7.8% while brand volumes decreased 6.9%, driven by lower volumes in Western Europe due to soft market demand and high promotional activity from the competition as well as lower volumes in Central and Eastern Europe due to soft industry demand.
Price and sales mix favorably impacted net sales by 7.3%, primarily due to favorable sales mix driven by premiumization as well as favorable channel mix and increased net pricing.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $23.5 million improved $170.9 million on a reported basis from a loss in the prior year primarily due to the cycling of a $160.7 million partial impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands recorded in the prior year, increased net pricing, favorable sales mix and lower MG&A expense, partially offset by lower financial volumes. Lower MG&A expense was driven by the cycling of increased technology investments and administrative expenses in the prior year.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes improved 54.9% in constant currency primarily due to increased net pricing, favorable sales mix and lower MG&A, partially offset by lower financial volumes.
FULL YEAR CONSOLIDATED HIGHLIGHTS (VERSUS 2023 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the year ended December 31, 2024 compared to December 31, 2023 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(5.0)%
Price and sales mix	4.4%
Currency	—%
Total net sales	(0.6)%

Net sales decreased 0.6% driven by lower financial volumes, partially offset by favorable price and sales mix.
Financial volumes decreased 5.0%, due to lower shipments in the Americas, including lower contract brewing volumes representing almost half of the decline as well as the impact of the macroeconomic environment resulting in industry softness. EMEA&APAC financial volumes also decreased 2.6%. Brand volumes decreased 2.5%, driven by a decrease in Americas and EMEA&APAC brand volumes of 3.0% and 1.3%, respectively.
Price and sales mix favorably impacted net sales by 4.4%, primarily due to increased net pricing and favorable sales mix for both segments, including as a result of lower contract brewing volumes in the Americas as well as premiumization and favorable channel mix in EMEA&APAC.
•Cost of goods sold (COGS): decreased 3.3% on a reported basis, primarily due to lower financial volumes, partially offset by higher cost of goods sold per hectoliter. Cost of goods sold per hectoliter: increased 1.8% primarily due to cost inflation related to materials and manufacturing expenses, unfavorable mix driven by lower contract brewing volumes and volume deleverage in the Americas segment, partially offset by favorable changes in our unrealized mark-to-market commodity derivative positions of $133.0 million and cost savings initiatives. Underlying (Non-GAAP) COGS per hectoliter: increased 3.8% in constant currency primarily due to cost inflation related to materials and manufacturing expenses, unfavorable mix driven by lower contract brewing volumes and volume deleverage in the Americas segment, partially offset by cost savings initiatives.
•Marketing, general & administrative (MG&A): decreased 2.2% on a reported basis primarily due to lower incentive compensation expense and lower marketing resulting from cycling higher investment levels in the prior year. Underlying MG&A: decreased 2.0% in constant currency.

•Other operating income (expense), net: Other operating expense, net improved 59.8% on a reported basis, primarily due to the cycling of a $160.7 million partial impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands recorded in the prior year as well as a $77.9 million gain recognized upon the consolidation of ZOA in the fourth quarter of 2024, partially offset by costs incurred related to the wind down and sale of certain U.S. craft businesses and related restructuring costs including accelerated depreciation charges in excess of normal depreciation of $93.6 million as well as a $41.2 million loss on disposal of the sold businesses.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes improved 20.0% on a reported basis, primarily due to increased net pricing, favorable changes in our unrealized mark-to-market commodity derivative positions of $133.0 million, favorable sales mix, lower other operating expense, net, cost savings initiatives and lower MG&A expense, partially offset by lower financial volumes, cost inflation related to materials and manufacturing expenses and higher net interest expense. Higher net interest expense was driven by an adjustment of $45.8 million to increase our mandatorily redeemable NCI liability to the final redemption value related to the CBPL buyout in the third quarter of 2024.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes improved 5.6% to $1,610.5 million in constant currency, primarily due to increased net pricing, favorable sales mix, cost savings initiatives and lower MG&A expense, partially offset by lower financial volumes and cost inflation related to materials and manufacturing expenses.
•Effective Tax Rate and Underlying Effective Tax Rate

(Unaudited)	For the years ended
	December 31, 2024	December 31, 2023
U.S. GAAP Effective Tax Rate	23.0%	23.6%
Underlying (Non-GAAP) Effective Tax Rate(1)	22.5%	22.5%

(1)    See Appendix for definitions and reconciliations of non-GAAP financial measures.
Our U.S. GAAP effective tax rate decreased when compared to the prior year in part due to the impact of the $77.9 million gain recognized upon the consolidation of ZOA in the fourth quarter of 2024, which is non-taxable. This decrease was partially offset by (i) the $20.0 million increase in valuation allowance that was recorded on deferred tax assets related to the sale of certain U.S. craft businesses in the third quarter of 2024, and (ii) the impact of the $45.8 million increase in the mandatorily redeemable NCI liability of CBPL in the third quarter of 2024, which is non-deductible for tax purposes. The effective tax rate for the year ended December 31, 2024 was further decreased by the recognition of additional net tax benefit items totaling $12.8 million, as compared to the recognition of additional net tax expense items totaling $10.0 million in the year ended December 31, 2023.
CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash provided by operating activities was $1,910.3 million for the year ended December 31, 2024, which decreased $168.7 million compared to the prior year primarily due to the unfavorable timing of working capital, partially offset by higher net income adjusted for non-cash items. The unfavorable timing of working capital was primarily driven by the timing of cash paid for our payables as well as higher payments in the current year for 2023 annual incentive compensation, partially offset by the timing of cash receipts.
•Underlying free cash flow: cash generated of $1,240.6 million for the year ended December 31, 2024 which was a decrease of $179.4 million from the prior year, primarily due to lower net cash provided by operating activities.
•Debt: Total debt as of December 31, 2024 was $6,146.1 million and cash and cash equivalents totaled $969.3 million, resulting in net debt of $5,176.8 million and a net debt to underlying EBITDA ratio of 2.09x. As of December 31, 2023, our net debt to underlying EBITDA ratio was 2.21x.
•Dividends: A cash dividend of $0.44 per share was declared and paid to eligible shareholders of record on the respective quarterly record dates throughout the year ended December 31, 2024 for a total of $1.76 per share or a CAD equivalent of CAD 2.39 per share.

•Share Repurchase Program: We paid $643.4 million and $205.8 million, including brokerage commissions, for share repurchases during the years ended December 31, 2024 and December 31, 2023, respectively.
2025 OUTLOOK
We expect to achieve the following targets for full year 2025. However, the global macro environment is rapidly evolving, resulting in uncertainty around the effects of geopolitical events and global trade policy including the impacts on consumer trends. As a result, our outlook does not reflect the impacts of these activities or any imposition of import tariffs by the U.S. and potential retaliatory actions by other countries.
•Net sales: low single-digit increase versus 2024 on a constant currency basis.
•Underlying income (loss) before income taxes: mid single-digit increase compared to 2024 on a constant currency basis.
•Underlying earnings per share: high single-digit increase compared to 2024.
•Capital Expenditures: $750 million incurred, plus or minus 5%.
•Underlying free cash flow: $1.3 billion, plus or minus 10%.
•Underlying depreciation and amortization: $675 million, plus or minus 5%.
•Consolidated net interest expense: $215 million, plus or minus 5%.
•Underlying effective tax rate: in the range of 22% to 24% for 2025.
SUBSEQUENT EVENTS
Effective February 1, 2025, we obtained exclusive rights via a license agreement to produce, market and sell Fever-Tree products in the U.S. In connection with this agreement, we acquired the shares of the Fever-Tree USA, Inc. entity, with the immaterial acquisition to be accounted for as a business combination and consideration to be allocated primarily to working capital balances. Further, we made an investment of approximately $90 million in Fever-Tree Drinks Plc, a listed entity on the London Stock Exchange (LSE:FEVR). The investment will be accounted for at fair value under ASC 321. We expect to incur certain one-time transition and integration fees related to the transactions over the next several months. The amounts of such fees will be dependent upon the progression of our integration plans.
On January 29, 2025, the Company paid $60.6 million to Stone Brewing Company as final resolution of the Keystone litigation case which had been fully accrued as of December 31, 2024.
On February 12, 2025, the Company's Board of Directors declared a quarterly dividend of $0.47 per share, to be paid on March 14, 2025, to shareholders of Class A and Class B common stock of record on February 27, 2025. Shareholders of exchangeable shares will receive the CAD equivalent of dividends declared on Class A and Class B common stock.
NOTES
Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2024, compared to the fourth quarter or full year ended December 31, 2023. Some numbers may not sum due to rounding.
CONTACTS
Investor Relations    News Media
Traci Mangini, (415) 308-0151    Rachel Gellman Johnson, (314) 452-9673
2024 FOURTH QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2024 fourth quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast is expected to be posted within two hours following the live webcast. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, we have brewed beverages that unite people to celebrate all life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.
To learn more about Molson Coors Beverage Company, visit molsoncoors.com.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2025 Outlook," with respect to, among others, expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume and market share trends, our competitive position, pricing trends, macroeconomic forces, beverage industry trends, cost reduction strategies, execution of our Acceleration Plan, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, effective tax rate, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related initiatives and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.
Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended		For the years ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Sales	$3,243.6	$3,333.1	$13,734.3	$13,884.6
Excise taxes	(508.0)	(542.3)	(2,107.3)	(2,182.5)
Net sales	2,735.6	2,790.8	11,627.0	11,702.1
Cost of goods sold	(1,698.1)	(1,757.8)	(7,093.6)	(7,333.3)
Gross profit	1,037.5	1,033.0	4,533.4	4,368.8
Marketing, general and administrative expenses	(649.7)	(683.2)	(2,717.5)	(2,779.9)
Other operating income (expense), net	(6.0)	(149.7)	(65.4)	(162.7)
Equity income (loss)	6.3	(0.8)	2.7	12.0
Operating income (loss)	388.1	199.3	1,753.2	1,438.2
Interest income (expense), net	(54.6)	(46.1)	(247.3)	(208.6)
Other pension and postretirement benefit (cost), net	6.9	2.5	(5.0)	10.2
Other non-operating income (expense), net	5.9	9.8	2.1	12.7
Income (loss) before income taxes	346.3	165.5	1,503.0	1,252.5
Income tax benefit (expense)	(52.6)	(60.0)	(345.3)	(296.1)
Net income (loss)	293.7	105.5	1,157.7	956.4
Net (income) loss attributable to noncontrolling interests	(5.9)	(2.2)	(35.3)	(7.5)
Net income (loss) attributable to MCBC	$287.8	$103.3	$1,122.4	$948.9

Basic net income (loss) attributable to MCBC per share	$1.40	$0.48	$5.38	$4.39
Diluted net income (loss) attributable to MCBC per share	$1.39	$0.48	$5.35	$4.37

Weighted average shares - basic	205.3	215.0	208.8	216.0
Weighted average shares - diluted	206.5	216.6	209.9	217.3

Dividends per share	$0.44	$0.41	$1.76	$1.64

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$969.3	$868.9
Trade receivables, net	693.1	757.8
Other receivables, net	149.8	121.6
Inventories, net	727.8	802.3
Other current assets, net	308.4	297.9
Total current assets	2,848.4	2,848.5
Property, plant and equipment, net	4,460.4	4,444.5
Goodwill	5,582.3	5,325.3
Other intangibles, net	12,195.2	12,614.6
Other assets	978.0	1,142.2
Total assets	$26,064.3	$26,375.1
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,013.0	$3,180.8
Current portion of long-term debt and short-term borrowings	32.2	911.8
Total current liabilities	3,045.2	4,092.6
Long-term debt	6,113.9	5,312.1
Pension and postretirement benefits	416.7	465.8
Deferred tax liabilities	2,733.4	2,697.2
Other liabilities	302.4	372.3
Total liabilities	12,611.6	12,940.0
Redeemable noncontrolling interest	168.5	27.9
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 215.5 shares and 212.5 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued: 7.2 shares and 9.4 shares, respectively)	271.1	352.3
Paid-in capital	7,223.6	7,108.4
Retained earnings	8,238.0	7,484.3
Accumulated other comprehensive income (loss)	(1,362.4)	(1,116.3)
Class B common stock held in treasury at cost (24.8 shares and 13.9 shares, respectively)	(1,380.8)	(735.6)
Total Molson Coors Beverage Company stockholders' equity	13,092.4	13,196.0
Noncontrolling interests	191.8	211.2
Total equity	13,284.2	13,407.2
Total liabilities and equity	$26,064.3	$26,375.1

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the years ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$1,157.7	$956.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	759.4	682.8
Amortization of debt issuance costs and discounts	5.3	5.7
Interest expense related to mandatorily redeemable noncontrolling interest	46.5	—
Share-based compensation	43.1	44.9
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	51.8	181.9
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(28.7)	88.3
Equity (income) loss	(2.7)	(12.0)
Income tax (benefit) expense	345.3	296.1
Income tax (paid) received	(227.1)	(244.8)
Interest expense, excluding amortization of debt issuance costs and discounts and mandatorily redeemable noncontrolling interest	230.9	228.3
Interest paid	(216.0)	(229.0)
Other non-cash items, net	(77.1)	—
Change in current assets and liabilities (net of impact of business combinations) and other	(178.1)	80.4
Net cash provided by (used in) operating activities	1,910.3	2,079.0
Cash flows from investing activities
Additions to property, plant and equipment	(674.1)	(671.5)
Proceeds from sales of property, plant, equipment and other assets	24.5	10.9
Acquisition of business, net of cash acquired	(8.6)	(63.7)
Other	10.2	(117.4)
Net cash provided by (used in) investing activities	(648.0)	(841.7)
Cash flows from financing activities
Dividends paid	(369.2)	(354.7)
Payments for purchases of treasury stock	(643.4)	(205.8)
Payments on debt and borrowings	(883.8)	(404.8)
Proceeds on debt and borrowings	863.7	7.0
Other	(105.7)	(23.1)
Net cash provided by (used in) financing activities	(1,138.4)	(981.4)
Effect of foreign exchange rate changes on cash and cash equivalents	(23.5)	13.0
Net increase (decrease) in cash and cash equivalents	100.4	268.9
Balance at beginning of year	868.9	600.0
Balance at end of year	$969.3	$868.9

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

Americas	Q4 2024	Q4 2023	Reported % Change	FX Impact	Constant Currency % Change	Full year 2024	Full year 2023	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$2,173.9	$2,231.1	(2.6)	$(8.4)	(2.2)	$9,240.2	$9,425.2	(2.0)	$(21.9)	(1.7)
COGS(1)(2)	$(1,317.5)	$(1,351.5)	2.5	$6.0	2.1	$(5,561.8)	$(5,684.0)	2.1	$14.3	1.9
MG&A	$(500.5)	$(528.2)	5.2	$3.4	4.6	$(2,089.6)	$(2,186.3)	4.4	$6.5	4.1
Income (loss) before income taxes	$361.8	$362.5	(0.2)	$(3.1)	0.7	$1,523.3	$1,566.7	(2.8)	$(7.0)	(2.3)
Underlying income (loss) before income taxes(3)	$362.0	$363.0	(0.3)	$(2.7)	0.5	$1,590.3	$1,578.6	0.7	$(6.6)	1.2
Financial volume(1)(4)	13.904	14.773	(5.9)			58.905	62.491	(5.7)
Brand volume	14.215	14.531	(2.2)			58.143	59.917	(3.0)
EMEA&APAC	Q4 2024	Q4 2023	Reported % Change	FX Impact	Constant Currency % Change	Full year 2024	Full year 2023	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$568.7	$566.6	0.4	$5.2	(0.5)	$2,411.1	$2,296.1	5.0	$20.3	4.1
COGS(1)(2)	$(393.5)	(396.8)	0.8	$(3.7)	1.8	$(1,588.9)	$(1,575.0)	(0.9)	$(14.1)	—
MG&A	$(149.2)	(155.0)	3.7	$0.1	3.7	$(627.9)	$(593.6)	(5.8)	$(3.7)	(5.2)
Income (loss) before income taxes	$23.5	$(147.4)	N/M	$0.5	N/M	$145.3	$(41.1)	N/M	$(2.3)	N/M
Underlying income (loss) before income taxes(3)	$24.2	$15.3	58.2	$0.5	54.9	$185.9	$126.8	46.6	$(2.1)	48.3
Financial volume(1)(4)	4.683	5.077	(7.8)			20.722	21.286	(2.6)
Brand volume	4.655	5.001	(6.9)			20.673	20.940	(1.3)
Unallocated & Eliminations	Q4 2024	Q4 2023	Reported % Change	FX Impact	Constant Currency % Change	Full year 2024	Full year 2023	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$(7.0)	$(6.9)	(1.4)	$—	(1.4)	$(24.3)	$(19.2)	(26.6)	$—	(26.6)
COGS(2)	$12.9	$(9.5)	N/M	$—	N/M	$57.1	$(74.3)	N/M	$0.4	N/M
Income (loss) before income taxes	$(39.0)	$(49.6)	21.4	$0.7	20.0	$(165.6)	$(273.1)	39.4	$2.3	38.5
Underlying income (loss) before income taxes(3)	$(45.2)	$(32.5)	(39.1)	$0.6	(40.9)	$(165.7)	$(174.2)	4.9	$1.9	3.8
Financial volume	(0.002)	(0.001)	N/M			(0.009)	(0.005)	N/M
Consolidated	Q4 2024	Q4 2023	Reported % Change	FX Impact	Constant Currency % Change	Full year 2024	Full year 2023	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$2,735.6	$2,790.8	(2.0)	$(3.2)	(1.9)	$11,627.0	$11,702.1	(0.6)	$(1.6)	(0.6)
COGS	$(1,698.1)	$(1,757.8)	3.4	$2.3	3.3	$(7,093.6)	$(7,333.3)	3.3	$0.6	3.3
MG&A	$(649.7)	$(683.2)	4.9	$3.5	4.4	$(2,717.5)	$(2,779.9)	2.2	$2.8	2.1
Income (loss) before income taxes	$346.3	$165.5	109.2	$(1.9)	110.4	$1,503.0	$1,252.5	20.0	$(7.0)	20.6
Underlying income (loss) before income taxes(3)	$341.0	$345.8	(1.4)	$(1.6)	(0.9)	$1,610.5	$1,531.2	5.2	$(6.8)	5.6
Financial volume(4)	18.585	19.849	(6.4)			79.618	83.772	(5.0)
Brand volume	18.870	19.532	(3.4)			78.816	80.857	(2.5)
N/M = Not meaningful
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.755 million hectoliters and 0.286 million hectoliters for the three months ended December 31, 2024, respectively, and excludes royalty volume of 0.728 million hectoliters and 0.238 million hectoliters for three months ended December 31, 2023, respectively. Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 2.550 million hectoliters and 1.185 million hectoliters for the year ended December 31, 2024, respectively, and excludes royalty volume of 2.683 million hectoliters and 0.935 million hectoliters for the year ended December 31, 2023, respectively.
WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended
Americas	December 31, 2024	December 31, 2023	Change
Financial Volume	13.904	14.773	(5.9)%
Contract brewing and wholesale/factored volume	(0.589)	(1.160)	(49.2)%
Royalty volume	0.755	0.728	3.7%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.145	0.190	(23.7)%
Total Worldwide Brand Volume	14.215	14.531	(2.2)%
EMEA&APAC	December 31, 2024	December 31, 2023	Change
Financial Volume	4.683	5.077	(7.8)%
Contract brewing and wholesale/factored volume	(0.314)	(0.314)	—%
Royalty volume	0.286	0.238	20.2%
Total Worldwide Brand Volume	4.655	5.001	(6.9)%
Consolidated	December 31, 2024	December 31, 2023	Change
Financial Volume	18.585	19.849	(6.4)%
Contract brewing and wholesale/factored volume	(0.903)	(1.474)	(38.7)%
Royalty volume	1.041	0.966	7.8%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	0.147	0.191	(23.0)%
Total Worldwide Brand Volume	18.870	19.532	(3.4)%

(In millions of hectoliters) (Unaudited)	For the years ended
Americas	December 31, 2024	December 31, 2023	Change
Financial Volume	58.905	62.491	(5.7)%
Contract brewing and wholesale/factored volume	(3.193)	(5.476)	(41.7)%
Royalty volume	2.550	2.683	(5.0)%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.119)	0.219	N/M
Total Worldwide Brand Volume	58.143	59.917	(3.0)%
EMEA&APAC	December 31, 2024	December 31, 2023	Change
Financial Volume	20.722	21.286	(2.6)%
Contract brewing and wholesale/factored volume	(1.234)	(1.280)	(3.6)%
Royalty volume	1.185	0.935	26.7%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other (1)	—	(0.001)	N/M
Total Worldwide Brand Volume	20.673	20.940	(1.3)%
Consolidated	December 31, 2024	December 31, 2023	Change
Financial Volume	79.618	83.772	(5.0)%
Contract brewing and wholesale/factored volume	(4.427)	(6.756)	(34.5)%
Royalty volume	3.735	3.618	3.2%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.110)	0.223	N/M
Total Worldwide Brand Volume	78.816	80.857	(2.5)%

N/M = Not meaningful
(1)    Includes gross inter-segment volumes which are eliminated in the consolidated totals.
Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
We also utilize COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. This metric is calculated as COGS per our condensed consolidated statements of operations divided by financial volume for the respective period. We believe this metric is important and useful for investors and management because it provides an indication of the trends of sales mix and other cost impacts on our COGS.
NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) –Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements, impacts of settlement charges related to annuity purchases and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include, among other items, unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net interest income (expense), net (Closest GAAP Metric: Interest income (expense), net) – Measure of the Company's net interest expense adjusted to exclude adjustments to the redemption value of mandatorily redeemable noncontrolling interests.
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net Income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment, net and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization, and the impact of non-GAAP adjustment items (as defined above). This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,698.1)	$(649.7)	$346.3	$287.8	$1.39
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	83.8	83.8	0.41
(Gains) and losses on disposals	—	—	0.1	0.1	—
Unrealized mark-to-market (gains) losses	(6.2)	—	(6.2)	(6.2)	(0.03)
Other items(2)	(6.3)	0.5	(83.0)	(83.0)	(0.40)
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(13.9)	(0.07)
Underlying (Non-GAAP)	$(1,710.6)	$(649.2)	$341.0	$268.6	$1.30

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,757.8)	$(683.2)	$165.5	$103.3	$0.48
Non-GAAP adjustments (pre-tax)
Restructuring	—	—	2.3	2.3	0.01
Intangible and tangible asset impairments, excluding goodwill(3)	—	—	160.7	160.7	0.74
(Gains) and losses on disposals	—	—	(0.3)	(0.3)	—
Unrealized mark-to-market (gains) losses	17.1	—	17.1	17.1	0.08
Other items	—	0.4	0.5	0.5	—
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(26.2)	(0.12)
Underlying (Non-GAAP)	$(1,740.7)	$(682.8)	$345.8	$257.4	$1.19

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(7,093.6)	$(2,717.5)	$1,503.0	$1,122.4	$5.35
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	106.8	106.8	0.51
(Gains) and losses on disposals(4)	—	—	36.5	36.5	0.17
Unrealized mark-to-market (gains) losses	(34.1)	—	(34.1)	(34.1)	(0.16)
Other items(2)	(6.3)	2.2	(1.7)	(1.7)	(0.01)
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(16.4)	(0.08)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(5)	—	—	—	36.6	0.17
Underlying (Non-GAAP)	$(7,134.0)	$(2,715.3)	$1,610.5	$1,250.1	$5.96

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(7,333.3)	$(2,779.9)	$1,252.5	$948.9	$4.37
Non-GAAP adjustments (pre-tax)
Restructuring	—	—	4.1	4.1	0.02
Intangible and tangible asset impairments, excluding goodwill(3)	—	—	160.8	160.8	0.74
(Gains) and losses on disposals(4)	—	—	10.8	10.8	0.05
Unrealized mark-to-market (gains) losses	98.9	—	98.9	98.9	0.46
Other items	—	5.4	4.1	4.1	0.02
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(48.2)	(0.22)
Underlying (Non-GAAP)	$(7,234.4)	$(2,774.5)	$1,531.2	$1,179.4	$5.43

(1)During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $83.7 million and $93.6 million for the three months ended and year ended December 31, 2024, respectively
(2)During the three months ended December 31, 2024, we further increased our investment in ZOA resulting in consolidation and recognized a gain of $77.9 million in other operating (expense), net, within the Americas segment representing the difference between the fair value and the carrying value of our previously held equity interest on the acquisition date.
During the third quarter of 2024, we recorded a non-cash pension settlement loss of $34.0 million within other pension and postretirement benefits (costs), net in Unallocated as a result of annuity purchases for two of our Canadian pension plans.
During the third quarter of 2024, we increased our mandatorily redeemable NCI liability to the final redemption value related to the buyout of the remaining ownership interest in CBPL. As a result, we recorded an increase in interest expense within our EMEA&APAC segment of $45.8 million.
(3)During the fourth quarter of 2023, we recorded a $160.7 million partial impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands in our EMEA&APAC segment within other operating income (expense), net in the consolidated statements of operations.
(4)We recognized a loss of $41.2 million on the disposal of certain U.S. craft businesses for the year ended December 31, 2024.
During the third quarter of 2023, we sold our controlling interest in the Truss joint venture within our Americas segment and recognized a loss of $11.1 million.

(5)During the third quarter of 2024, we recorded a $36.6 million adjustment to net (income) loss attributable to noncontrolling interests related to the change in redemption value of CBPL. See the Consolidated Performance table earlier in this document for further information on this adjustment.
Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the three months ended December 31, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$361.8	$23.5	$(39.0)	$346.3
Cost of goods sold(1)	(6.3)	—	(6.2)	(12.5)
Marketing, general & administrative	0.5	—	—	0.5
Other non-GAAP adjustment items(2)	6.0	0.7	—	6.7
Total non-GAAP adjustment items	$0.2	$0.7	$(6.2)	$(5.3)
Underlying income (loss) before income taxes (Non-GAAP)	$362.0	$24.2	$(45.2)	$341.0

(In millions) (Unaudited)	For the three months ended December 31, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$362.5	$(147.4)	$(49.6)	$165.5
Cost of goods sold(1)	—	—	17.1	17.1
Marketing, general & administrative	0.4	—	—	0.4
Other non-GAAP adjustment items(2)	0.1	162.7	—	162.8
Total non-GAAP adjustment items	$0.5	$162.7	$17.1	$180.3
Underlying income (loss) before income taxes (Non-GAAP)	$363.0	$15.3	$(32.5)	$345.8

(In millions) (Unaudited)	For the year ended December 31, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$1,523.3	$145.3	$(165.6)	$1,503.0
Cost of goods sold(1)	(6.3)	—	(34.1)	(40.4)
Marketing, general & administrative	2.2	—	—	2.2
Other non-GAAP adjustment items(2)	71.1	40.6	34.0	145.7
Total non-GAAP adjustment items	$67.0	$40.6	$(0.1)	$107.5
Underlying income (loss) before income taxes (Non-GAAP)	$1,590.3	$185.9	$(165.7)	$1,610.5

(In millions) (Unaudited)	For the year ended December 31, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$1,566.7	$(41.1)	$(273.1)	$1,252.5
Cost of goods sold(1)	—	—	98.9	98.9
Marketing, general & administrative	2.1	3.3	—	5.4
Other non-GAAP adjustment items(2)	9.8	164.6	—	174.4
Total non-GAAP adjustment items	$11.9	$167.9	$98.9	$278.7
Underlying income (loss) before income taxes (Non-GAAP)	$1,578.6	$126.8	$(174.2)	$1,531.2

(1)Primarily reflects changes in our mark-to-market positions on our commodity hedges recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(2)See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the three months ended		For the years ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
U.S. GAAP depreciation and amortization	$247.3	$174.2	$759.4	$682.8
Accelerated depreciation(1)	(83.7)	—	(93.6)	—
Non-GAAP Underlying depreciation and amortization	$163.6	$174.2	$665.8	$682.8

(1)During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within our Americas segment and recorded accelerated depreciation in excess of normal depreciation of $83.7 million and $93.6 million for the three months and year ended December 31, 2024, respectively.
Underlying Net Interest Income (Expense), net Reconciliation

(In millions) (Unaudited)	For the three months ended		For the years ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
U.S. GAAP Interest income (expense), net	$(54.6)	$(46.1)	$(247.3)	$(208.6)
Adjustment to the redemption value of mandatorily redeemable noncontrolling interest(1)	0.7	—	46.5	—
Non-GAAP Underlying net interest income (expense), net	$(53.9)	$(46.1)	$(200.8)	$(208.6)

(1)During the three months and year ended December 31, 2024 we recorded an increase in interest expense driven by an adjustment to increase our mandatorily redeemable NCI liability related to CBPL to its final redemption value. See the Consolidated Performance table earlier in this document for further information on this adjustment.
Effective Tax Rate Reconciliation

(Unaudited)	For the years ended
	December 31, 2024	December 31, 2023
U.S. GAAP Effective Tax Rate	23.0%	23.6%
Tax effect of non-GAAP adjustment items(1)	(0.5%)	(1.1%)
Underlying (Non-GAAP) Effective Tax Rate	22.5%	22.5%

(1)     Adjustments related to the tax effect of non-GAAP adjustment items, as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
The change in tax effect of non-GAAP adjustment items for the year ended December 31, 2024 included the impacts from (i) the $45.8 million adjustment recorded to interest expense to increase the mandatorily redeemable NCI liability related to CBPL recorded in the third quarter of 2024, which is non-deductible for tax purposes, and (ii) the valuation allowance on deferred tax assets resulting from the sale of certain U.S. craft businesses recorded in the third quarter of 2024. The tax effect of those adjustments was partially offset by the non-taxable gain of $77.9 million recognized upon the consolidation of ZOA in the fourth quarter of 2024. The change in tax effect of non-GAAP adjustment items for the year ended December 31, 2023, included the impacts from recognition of approximately $9.0 million of discrete tax expense recorded in U.S. GAAP in the fourth quarter.
Underlying Free Cash Flow

(In millions) (Unaudited)	For the years ended
	December 31, 2024	December 31, 2023
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$1,910.3	$2,079.0
Additions to property, plant and equipment, net(1)	(674.1)	(671.5)
Cash impact of non-GAAP adjustment items(2)	4.4	12.5
Non-GAAP Underlying Free Cash Flow	$1,240.6	$1,420.0

(1)Included in net cash provided by (used in) investing activities.
(2)Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the years ended December 31, 2024 and December 31, 2023.
Net Debt and Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)	As of
	December 31, 2024	December 31, 2023
U.S. GAAP Current portion of long-term debt and short-term borrowings	$32.2	$911.8
Add/Less:
Long-term debt	6,113.9	5,312.1
Cash and cash equivalents	969.3	868.9
Net debt	5,176.8	5,355.0
Q4 Underlying EBITDA	558.5	566.1
Q3 Underlying EBITDA	692.3	742.9
Q2 Underlying EBITDA	750.1	725.2
Q1 Underlying EBITDA	476.2	388.4
Non-GAAP Underlying EBITDA(1)	$2,477.1	$2,422.6
Net debt to underlying EBITDA ratio	2.09	2.21

(1)Represents underlying EBITDA on a trailing twelve month basis.
Underlying EBITDA Reconciliation

($ in millions) (Unaudited)	For the three months ended
	December 31, 2024	December 31, 2023
U.S. GAAP Net income (loss)	$293.7	$105.5
Add/Less:
Interest expense (income), net	54.6	46.1
Income tax expense (benefit)	52.6	60.0
Depreciation and amortization	247.3	174.2
Non-GAAP adjustments to arrive at underlying EBITDA(1)	(89.7)	180.3
Non-GAAP Underlying EBITDA	$558.5	$566.1

(1)Includes pre-tax adjustments to Net income (loss) related to non-GAAP adjustment items as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net, and depreciation and amortization. See the above tables (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item, (ii) Underlying Depreciation and Amortization Reconciliation and (iii) Underlying Net Interest Income (Expense), net Reconciliation tables for further information on our non-GAAP adjustments.